UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2011

MAKEMUSIC, INC.

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-26192	41-1716250
(Commission File Number)	(IRS Employer Identification No.)

7615 Golden Triangle Drive, Suite M

Eden Prairie, Minnesota 55344-3848

(Address of Principal Executive Offices) (Zip Code)

(952) 937-9611

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Karen T. van Lith as Chief Executive Officer

Effective June 13, 2011, the Board of Directors (the “Board”) of MakeMusic, Inc. (“MakeMusic”) appointed Karen T. van Lith (formerly Beckwith) to serve as Chief Executive Officer. Ms. van Lith, 51, brings 20 years of leadership experience to MakeMusic. For the past three years, Ms. van Lith has been a principal of MKB CEO, LLC, where she provided interim CEO leadership to companies in start-up, high growth and crisis phases, and has run an internet-marketing services company through Beckwith Crowe, LLC. From 2000 through 2007, she held the role of CEO & president of Gelco Information Network, a SaaS company serving multi-national companies around the world. Prior to that she was president of Ceridian Canada and SVP business development at Ceridian Corporation, where she led the company’s M&A efforts. Ms. Van Lith currently serves as a corporate director of Associated Banc-Corp, a publicly-held regional bank holding company headquartered in Green Bay, Wisconsin, and of Xata Corp., a publicly-held SaaS company serving the trucking industry headquartered in Eden Prairie, Minnesota. She also served on the board of CNS, a publicly-held consumer goods company headquartered in Eden Prairie, Minnesota until its sale to GlaxoSmithKline in 2006. Additionally, Ms. van Lith serves on the board of Food for Hungry Minds, a non-profit organization that develops and runs schools and provides a path out of poverty for the poorest children in the Philippines and Honduras.

Ms. Van Lith has a Master’s of Business Administration from the University of Minnesota’s Carlson School of Management in Minneapolis, Minnesota and a Bachelor’s degree in accounting from St. Cloud University, St. Cloud, Minnesota.

The Board has determined that, among other attributes, skills, experiences and qualifications, Ms. Van Lith’s extensive experience in leading the growth of technology-driven companies makes her uniquely qualified to serve on the Board. In addition, the Board believes that having the Chief Executive Officer serve as member of the Board promotes strategy development and implementation and facilitates the flow of information between the Board and management. Further, the board believes that Ms. van Lith’s role on the board will add value in light of her experience as a director on other public company boards.

The terms of Ms. van Lith’s employment are governed by an Employment Agreement effective as of June 13, 2011 (the “Employment Agreement”). The Employment Agreement provides for an initial annualized base salary of $288,000 and states that Ms. van Lith will be eligible to participate in MakeMusic’s employee benefit plans and programs on a basis consistent with what is customarily available to MakeMusic executives. Ms. van Lith will also be eligible for annual incentive compensation pursuant to MakeMusic’s then-effective executive incentive compensation arrangements. For the 2011 fiscal year, Ms. van Lith is eligible to earn a cash incentive of up to $134,400 and a restricted stock award with a maximum value equal to $134,400. Ms. van Lith’s actual incentive compensation will be dependent upon achievement during 2011 of MakeMusic financial objectives that were set by the compensation committee for the fiscal year, provided that Ms. van Lith will be entitled to receive an additional $42,000 if the cash incentive she would receive pursuant to the terms of the executive incentive compensation plan is $92,400 or less, and will be entitled to receive $134,400 if her earned cash incentive is more than $92,400.

Upon commencement of her employment, Ms. van Lith was granted a seven-year stock option to purchase 125,000 shares of MakeMusic common stock, vesting ratably over forty-eight months, and 50,000 shares of restricted stock, with risks of forfeiture that lapse ratably at the end of each of the 2011 through 2014 fiscal years if Ms. van Lith is then employed by MakeMusic.

The Employment Agreement may be terminated by either MakeMusic or Ms. van Lith on 30 days’ written notice to the other party. If Ms. van Lith’s employment is terminated without cause at any time or if she resigns for good reason, Ms. van Lith will be entitled to severance pay equal to 12 months of her base salary in place at the time of such termination and the pro-rated value of any incentive compensation earned through the date of termination. The Employment Agreement contains a one-year non-competition and non-solicitation provision and contains standard terms relating to assignment of inventions, confidentiality, and indemnification.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Termination of Interim Chief Executive Officer Position Held by Jeffrey A. Koch

Upon appointing Ms. van Lith to the position of Chief Executive Officer, MakeMusic terminated the position of Interim Chief Executive Officer, which was held by Jeffrey A. Koch. Mr. Koch will continue to serve on MakeMusic’s Board of Directors.

As previously disclosed, the terms of Mr. Koch’s employment as Interim Chief Executive Officer were governed by an employment agreement dated November 10, 2010, which provided that Mr. Koch would be entitled to severance pay equal to his salary through November 9, 2011 if his employment was terminated by MakeMusic prior to that date.

Item 8.01	Other Events.

On June 15, 2011, MakeMusic issued a press release to announce the appointment of Ms. van Lith, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements: None.

(b)	Pro forma financial information: None.

(c)	Shell company transactions: None.

(d)	Exhibits:

	10.1	Employment Agreement by and between MakeMusic and Karen T. van Lith dated effective June 13, 2011

	99.1	Press release dated June 15, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2011

MAKEMUSIC, INC.

/s/ Karen L. VanDerBosch
Karen L. VanDerBosch
Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

MakeMusic, Inc.

Form 8-K Current Report

Exhibit Number	Description
10.1	Employment Agreement by and between MakeMusic and Karen T. van Lith dated effective June 13, 2011

99.1	Press Release dated June 15, 2011

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